UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                         (Amendment No. _____________)*


                           Jevic Transportation, Inc.
                           -------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                           -------------------------
                         (Title of Class of Securities)


                                   47719P 10 7
                               ------------------
                                 (CUSIP Number)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
CUSIP No.  47719P 10 7
-------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      |
      |           Harry J. Muhlschlegel 1997 Family Trust
      |           TIN: 52-6879209
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        Maryland
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |        274,328
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |        -0-
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |        274,328
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |        -0-
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     274,328
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     5.6%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      TRUST
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No.  47719P 10 7
-------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      |
      |           Karen B. Muhlschlegel 1997 Family Trust
      |           TIN: 52-6879208
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        Maryland
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |        274,328
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |        -0-
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |        274,328
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |        -0-
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     274,328
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     5.6%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      TRUST
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No.  47719P 10 7
-------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      |
      |           George K. Reynolds III, Esq. (Trustee)
      |
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        U.S.A.
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |        548,656
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |        -0-
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |        548,656
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |        -0-
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     548,656
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     11.1%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No.  47719P 10 7
-------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      |
      |           Bruce D. Burdick (Trustee)
      |
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        U.S.A.
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |        548,656
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |        -0-
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |        548,656
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |        -0-
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     548,656
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     11.1%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)            Name of Issuer:

                     Jevic Transportation, Inc. (the "Issuer")

Item 1(b)            Address of Issuer's Principal Executive Offices:

                     600 Creek Road
                     Delanco, New Jersey  08075

Item 2(a)            Name of Person Filing:

                     Harry J. Muhlschlegel 1997 Family Trust (the "HM Trust") Karen B. Muhlschlegel 1997 Family Trust (the "KM Trust") George K. Reynolds III, Esq., Trustee
                     Bruce D. Burdick, Trustee

Item 2(b)            Address of Principal Business Office:

                     Harry J. Muhlschlegel 1997 Family Trust
                     c/o George K. Reynolds III, Esq., Trustee
                     Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC The Garrett Building
                     233 East Redwood Street
                     Baltimore, Maryland 21202-3332

                     Karen B. Muhlschlegel 1997 Family Trust
                     c/o George K. Reynolds III, Esq., Trustee
                     Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC The Garrett Building
                     233 East Redwood Street
                     Baltimore, Maryland 21202-3332

                     George K. Reynolds III, Esq., Trustee
                     Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC The Garrett Building
                     233 East Redwood Street
                     Baltimore, Maryland 21202-3332

                     Bruce D. Burdick, Trustee
                     148 Catherine Lane
                     Grass Valley, California 95945

Item 2(c)            Citizenship:

                     The HM Trust:  Maryland
                     The KM Trust:  Maryland
                     George K. Reynolds III, Esq.: U.S.A.
                     Bruce D. Burdick: U.S.A.

Item 2(d)            Title of Class of Securities:

                     Common Stock, no par value ("Common Stock")

Item 2(e)            CUSIP Number:

                     47719P 10 7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     Not applicable

Item 4               Ownership.

                     (a) Amount Beneficially Owned: Each of the HM Trust and the KM Trust beneficially owns 274,328 shares of Common Stock. George K. Reynolds III, Esq. and Bruce D. Burdick are co-trustees of each of the HM Trust and the KM Trust and, as such, each of them beneficially owns 548,656 shares of Common Stock. Mr. Reynolds and Mr. Burdick beneficially own the same shares.

                     (b) Percent of Class: Each of the HM Trust and the KM Trust holds 5.6% of the Issuer's Common Stock. Each of Mr. Reynolds and Mr. Burdick, as co-trustees of the HM Trust and the KM Trust, holds 11.1% of the Issuer's Common Stock.

                     (c) Number of shares of Common Stock as to which such persons have:

                         (i) sole power to vote or to direct the vote

                             Each of the HM Trust and the KM Trust has sole power to vote 274,328 shares of Common Stock. Each of Mr. Reynolds and Mr. Burdick, as co-trustees of the HM Trust and the KM Trust, has sole power to vote 548,656 shares of Common Stock.

                         (ii) shared power to vote or to direct the vote

                                            -0-

                         (iii) sole power to dispose or to direct the
                               disposition of

                               Each of the HM Trust and the KM Trust has sole power to dispose of 274,328 shares of Common Stock. Each of Mr. Reynolds and Mr. Burdick, as co-trustees of the HM Trust and the KM Trust, has sole power to dispose of 548,656 shares of Common Stock.

                          (iv) shared power to dispose or to direct the
                               disposition of

                                            -0-

Item 5               Ownership of Five Percent or Less of a Class.

                     Not applicable.

Item 6               Ownership of More than Five Percent on Behalf of Another
                     Person.

                     Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                     Not Applicable

Item 8               Identification and Classification of Members of the Group.

                     Not Applicable

Item 9               Notice of Dissolution of Group.

                     Not Applicable

Item 10              Certification.

                     Not Applicable

                  After reasonable inquiry, and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

                                       Date:    February 6, 1998

                                       HARRY J. MUHLSCHLEGEL
                                       1997 FAMILY TRUST


                                       By:   /s/ George K. Reynolds III
                                            -----------------------------------
                                            George K. Reynolds III, Esq.
                                            Trustee


                                       By:   /s/ Bruce D. Burdick
                                            -----------------------------------
                                             Bruce D. Burdick
                                             Trustee

                                       KAREN B. MUHLSCHLEGEL
                                       1997 FAMILY TRUST


                                       By:   /s/ George K. Reynolds III
                                            -----------------------------------
                                            George K. Reynolds III, Esq.
                                            Trustee


                                       By:   /s/ Bruce D. Burdick
                                            -----------------------------------
                                             Bruce D. Burdick
                                             Trustee



                                             /s/ George K. Reynolds III
                                            -----------------------------------
                                            George K. Reynolds III, Esq.



                                            /s/ Bruce D. Burdick
                                            -----------------------------------
                                            Bruce D. Burdick